Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2023 RESULTS
•First quarter financial results reflect strong solid waste performance driven by operating and pricing program execution.
RUTLAND, VERMONT (April 27, 2023) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three month period ended March 31, 2023.
Highlights for the Three Months Ended March 31, 2023:
•Revenues were $262.6 million for the quarter, up $28.6 million, or up 12.2%, from the same period in 2022.
•Overall solid waste pricing for the quarter was up 8.8% from the same period in 2022, driven by 8.9% higher collection pricing and 9.3% higher disposal pricing.
•Net income was $3.5 million for the quarter, down $(0.7) million, or down (15.3)%, from the same period in 2022.
•Adjusted EBITDA, a non-GAAP measure, was $50.7 million for the quarter, up $5.1 million, or up 11.2%, from the same period in 2022.
•The Company completed the acquisition of a solid waste collection and transfer station company with approximately $12 million of annualized revenues on April 3, 2023.
•The Company signed an equity purchase agreement on April 21, 2023 to acquire select operations from GFL Environmental Inc.
"I am very pleased with the strong start to the year led by the performance of our solid waste operations, where our operating initiatives and pricing programs helped to expand Adjusted EBITDA margins by over 220 basis points year-over-year for this line-of-business," said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. "The level of execution in the first quarter reflects the continued focus and agility of our team to outpace cost inflation. Further, we have not experienced meaningful indications of an economic slowdown in our business as solid waste volumes were positive in the quarter and other key operating metrics are stable."
"Our team continues to do a great job remaining nimble with our go-to-market pricing strategies and key operating initiatives designed to offset high inflation," Casella said. "Deliberate actions we took early last year to adjust our fuel cost recovery program for rising fuel prices is offsetting higher fuel expense. Similarly, our pricing programs are helping us offset persistent inflation as we advanced collection pricing of 8.9% and overall solid waste pricing of 8.8% in the first quarter. From an operations perspective, we remain highly focused on initiatives related to fleet automation, route optimization, and onboard computer implementation to further increase productivity and safety."
"While recycling commodity prices have improved sequentially from late 2022 through the first quarter, prices were still down significantly year-over-year in the first quarter and presented an expected headwind to our consolidated performance. Despite this year-over-year decline in commodity prices, our risk mitigation strategies, such as our floating Sustainability Recycling Adjustment (SRA) fee, have helped to limit the negative financial impact. However, we are experiencing recycling commodity price headwinds related to several existing contracts from recent acquisitions that will reset over the next few years. We continue to invest in key recycling infrastructure to help meet the sustainability needs of our customers, including the full retrofit and technology upgrade to our Boston material recovery facility, which will be completed by mid-2023," Casella said.
"Earlier this week, we announced the signing of an agreement to purchase GFL Environmental Inc.'s solid waste operations in Pennsylvania, Maryland, and Delaware," Casella said. "We are very excited about this opportunity to expand our operating footprint into this adjacent geography, and we view this acquisition as a great platform for future organic and tuck-in growth. In addition, we continue to execute against our existing, robust acquisition pipeline across the Northeast, as evidenced by another acquisition we recently closed in early April 2023."
For the quarter, revenues were $262.6 million, up $28.6 million, or up 12.2%, from the same period in 2022, with revenue growth mainly driven by: positive collection and disposal pricing; higher SRA and solid waste fuel cost recovery fees; the roll-over impact from acquisitions closed in the fiscal year ended December 31, 2022; higher pricing, recycling processing fees and volume within our Resource Solutions operating segment; and higher solid waste volumes; partially offset by lower recycling commodity prices.

Net income was $3.5 million for the quarter, or $0.07 per diluted common share, down $(0.7) million, or down (15.3)%, as compared to net income of $4.2 million, or $0.08 per diluted common share, for the same period in 2022. Adjusted Net Income, a non-GAAP measure, was $5.3 million for the quarter, or $0.10 Adjusted Diluted Earnings Per Common Share, a non-GAAP measure, down $(0.5) million, or down (8.6)%, as compared to Adjusted Net Income of $5.8 million, or $0.11 Adjusted Diluted Earnings Per Common Share, for the same period in 2022.
Operating income was $10.3 million for the quarter, up $0.1 million, or up 1.0%, from the same period in 2022. Adjusted EBITDA was $50.7 million for the quarter, up $5.1 million, or up 11.2%, from the same period in 2022.
Please refer to "Non-GAAP Performance Measures" included in "Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliations of Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted EBITDA and other non-GAAP performance measures to their most directly comparable GAAP measures.
Net cash provided by operating activities was $16.1 million for the quarter, as compared to $24.7 million for the same period in 2022. Adjusted Free Cash Flow was $2.2 million for the quarter, as compared to $16.3 million for the same period in 2022, with the year-over-year variance mainly driven by working capital timing differences and higher capital expenditures in 2023.
Please refer to "Non-GAAP Liquidity Measures" included in "Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP measure.
Fiscal Year 2023 Outlook
"Given the continued strength in our solid waste business and the expected headwind from lower recycling commodity prices through the first half of this year, we are reaffirming our revenue, net income, Adjusted EBITDA, net cash provided by operating activities, and Adjusted Free Cash Flow guidance ranges for the fiscal year ending December 31, 2023 ("fiscal year 2023")," Casella said. "This guidance does not include contribution from our pending acquisition of select operations from GFL Environmental Inc."
The Company reaffirmed guidance for fiscal year 2023 by estimating results in the following ranges:
•Revenues between $1.150 billion and $1.180 billion;
•Net income between $56 million and $62 million;
•Adjusted EBITDA between $266 million and $272 million;
•Net cash provided by operating activities between $227 million and $233 million; and
•Adjusted Free Cash Flow between $119 million and $125 million.
Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2023 are described in the Reconciliation of Fiscal Year 2023 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2023 do not contemplate any unanticipated or non-recurring impacts.
Conference call to discuss quarter
The Company will host a conference call to discuss these results on Friday, April 28, 2023 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should register for the call by clicking here to obtain a dial in number and unique passcode. Alternatively upon registration, the website linked above provides an option for the conference provider to call the registrant's phone line, enabling participation on the call.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website and accessible using the same link.
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the northeastern United States. For further information, investors contact Jason Mead, Senior Vice President of Finance and Treasurer at (802) 772-2293; media contact Jeff Weld, Director of Communications at (802) 772-2234; or visit the Company’s website at http://www.casella.com.

Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2023, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices and wages; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect our operations and financial results; the closure of the Subtitle D landfill located in Southbridge, Massachusetts ("Southbridge Landfill") could result in material unexpected costs; recent changes in solid waste laws of the State of Maine may result in lower revenues or higher operating costs; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its significant risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all, including due to the failure to satisfy all closing conditions and to receive required regulatory approvals that may prevent closing of any announced transaction; the Company may not be able to successfully integrate and recognize the expected financial benefits from acquired businesses, including the proposed acquisition of select solid waste operations from GFL Environmental Inc.; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A. “Risk Factors” in the Company's most recently filed Form 10-K and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Jason Mead
Senior Vice President of Finance & Treasurer
(802) 772-2293
Media:
Jeff Weld
Director of Communications
(802) 772-2234
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended March 31,
	2023	2022
Revenues	$262,595	$234,027
Operating expenses:
Cost of operations	180,243	162,455
General and administration	35,679	29,793
Depreciation and amortization	33,435	29,428
Expense from acquisition activities	2,863	2,043
Southbridge Landfill closure charge	110	140
	252,330	223,859
Operating income	10,265	10,168
Other expense (income):
Interest expense, net	6,275	5,164
Other income	(349)	(144)
Other expense, net	5,926	5,020
Income before income taxes	4,339	5,148
Provision for income taxes	791	958
Net income	$3,548	$4,190
Basic weighted average common shares outstanding	51,770	51,490
Basic earnings per common share	$0.07	$0.08
Diluted weighted average common shares outstanding	51,869	51,657
Diluted earnings per common share	$0.07	$0.08

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$60,226	$71,152
Accounts receivable, net of allowance for credit losses	95,192	100,886
Other current assets	32,410	35,441
Total current assets	187,828	207,479
Property, plant and equipment, net of accumulated depreciation and amortization	711,440	720,550
Operating lease right-of-use assets	95,406	92,063
Goodwill	274,458	274,458
Intangible assets, net of accumulated amortization	87,712	91,783
Other non-current assets	63,046	62,882
Total assets	$1,419,890	$1,449,215
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$9,274	$8,968
Current operating lease liabilities	7,190	7,000
Accounts payable	66,640	74,203
Current accrued final capping, closure and post-closure costs	10,991	11,036
Other accrued liabilities	51,027	76,393
Total current liabilities	145,122	177,600
Debt, less current portion	577,567	585,015
Operating lease liabilities, less current portion	62,155	57,345
Accrued final capping, closure and post-closure costs, less current portion	105,165	102,642
Other long-term liabilities	28,226	28,713
Total stockholders' equity	501,655	497,900
Total liabilities and stockholders' equity	$1,419,890	$1,449,215

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$3,548	$4,190
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,435	29,428
Interest accretion on landfill and environmental remediation liabilities	2,510	1,966
Amortization of debt issuance costs on long term debt	502	457
Stock-based compensation	1,976	2,241
Operating lease right-of-use assets expense	3,328	3,162
Disposition of assets, other items and charges, net	1,315	860
Deferred income taxes	86	534
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(30,621)	(18,124)
Net cash provided by operating activities	16,079	24,714
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(263)	(49,757)
Additions to property, plant and equipment	(17,879)	(12,910)
Proceeds from sale of property and equipment	415	145
Net cash used in investing activities	(17,727)	(62,522)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	—	25,600
Principal payments on debt	(8,996)	(9,014)
Payments of debt issuance costs	(282)	(12)
Proceeds from the exercise of share based awards	—	19
Net cash (used in) provided by financing activities	(9,278)	16,593
Net decrease in cash and cash equivalents	(10,926)	(21,215)
Cash and cash equivalents, beginning of period	71,152	33,809
Cash and cash equivalents, end of period	$60,226	$12,594
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$5,873	$4,840
Cash income tax payments	$4,807	$221
Right-of-use assets obtained in exchange for financing lease obligations	$1,634	$1,032
Right-of-use assets obtained in exchange for operating lease obligations	$5,682	$2,710

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended March 31,
	2023	2022
Net income	$3,548	$4,190
Net income as a percentage of revenues	1.4%	1.8%
Provision for income taxes	791	958
Other income	(349)	(144)
Interest expense, net	6,275	5,164
Expense from acquisition activities (i)	2,863	2,043
Southbridge Landfill closure charge (ii)	110	140
Change in fair value of contingent consideration - acquisition (iii)	(589)	—
Depreciation and amortization	33,435	29,428
Depletion of landfill operating lease obligations	2,073	1,813
Interest accretion on landfill and environmental remediation liabilities	2,510	1,966
Adjusted EBITDA	$50,667	$45,558
Adjusted EBITDA as a percentage of revenues	19.3%	19.5%
Depreciation and amortization	(33,435)	(29,428)
Depletion of landfill operating lease obligations	(2,073)	(1,813)
Interest accretion on landfill and environmental remediation liabilities	(2,510)	(1,966)
Adjusted Operating Income	$12,649	$12,351
Adjusted Operating Income as a percentage of revenues	4.8%	5.3%

	Three Months Ended March 31,
	2023	2022
Net income	$3,548	$4,190
Expense from acquisition activities (i)	2,863	2,043
Southbridge Landfill closure charge (ii)	110	140
Change in fair value of contingent consideration - acquisition (iii)	(589)	—
Tax effect (iv)	(657)	(602)
Adjusted Net Income	$5,275	$5,771

Diluted weighted average common shares outstanding	51,869	51,657

Diluted earnings per common share	$0.07	$0.08
Expense from acquisition activities (i)	0.05	0.04
Southbridge Landfill closure charge (ii)	—	—
Change in fair value of contingent consideration - acquisition (iii)	(0.01)	—
Tax effect (iv)	(0.01)	(0.01)
Adjusted Diluted Earnings Per Common Share	$0.10	$0.11
(i)Expense from acquisition activities is primarily legal, consulting or other similar costs incurred during the period associated with due diligence and the acquisition and integration of acquired businesses or select development projects as part of the Company’s strategic growth initiative.
(ii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iii)Change in fair value of contingent consideration - acquisition is due to the change in fair value of a contingent consideration related to a previous acquisition based upon a probability-weighted analysis of the potential attainment of a transfer station permit expansion.
(iv)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The table below, on an adjusted basis to exclude certain items, sets forth such liquidity measures:

	Three Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$16,079	$24,714
Capital expenditures	(17,879)	(12,910)
Proceeds from sale of property and equipment	415	145
Southbridge Landfill closure and Potsdam environmental remediation (i)	1,249	902
Cash outlays from acquisition activities (ii)	864	1,106
Post acquisition and development project capital expenditures (iii)	1,090	2,368
McKean Landfill rail capital expenditures (iv)	424	—
Adjusted Free Cash Flow	$2,242	$16,325
(i)Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and the Company's portion of costs associated with environmental remediation at Potsdam, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include costs required to achieve initial operating synergies and integrate operations.
(iv)McKean Landfill rail capital expenditures are related to the Company's landfill in Mount Jewett, PA ("McKean landfill") rail side development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from the landfill construction investments in the normal course of operations. This investment at the McKean Landfill is unique because the Company is investing in long-term infrastructure that will not yield economic benefit until 2025 and extending over approximately 55 years.
Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF FISCAL YEAR 2023 OUTLOOK NON-GAAP MEASURES
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA(i) from estimated Net income for fiscal year 2023:

(Estimated) Twelve Months Ending December 31, 2023
Net income	$56,000 - $62,000
Provision for income taxes	24,000
Other income	(1,000)
Change in fair value of contingent consideration - acquisition	(589)
Interest expense, net	26,000
Southbridge Landfill closure charge	1,000
Expense from acquisition activities	3,000
Depreciation and amortization	140,000
Depletion of landfill operating lease obligations	9,500
Interest accretion on landfill and environmental remediation liabilities	8,089
Adjusted EBITDA	$266,000 - $272,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow(i) from estimated Net cash provided by operating activities for fiscal year 2023:

(Estimated) Twelve Months Ending December 31, 2023
Net cash provided by operating activities	$227,000 - $233,000
Capital expenditures	(143,000)
Southbridge Landfill closure and Potsdam environmental remediation	5,000
Post acquisition and development project capital expenditures	17,500
Cash outlays from acquisition activities	1,500
McKean Landfill rail capital expenditures	11,000
Adjusted Free Cash Flow	$119,000 - $125,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA TABLES
(In thousands)
Amounts of total revenues attributable to services provided for the three months ended March 31, 2023 and 2022 are as follows:

	Three Months Ended March 31,
	2023	% of Total Revenues	2022	% of Total Revenues
Collection	$139,977	53.3%	$119,531	51.1%
Disposal	51,466	19.6%	43,153	18.4%
Power generation	1,924	0.7%	2,654	1.1%
Processing	1,576	0.6%	1,820	0.8%
Solid waste operations	194,943	74.2%	167,158	71.4%
Processing	22,806	8.7%	27,395	11.7%
National Accounts	44,846	17.1%	39,474	16.9%
Resource Solutions operations	67,652	25.8%	66,869	28.6%
Total revenues	$262,595	100.0%	$234,027	100.0%

Components of revenue growth for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$10,697	8.9%	6.4%	4.6%
Disposal	4,001	9.3%	2.4%	1.7%
Solid waste price	14,698		8.8%	6.3%
Collection	(2,212)		(1.3)%	(0.9)%
Disposal	2,773		1.7%	1.2%
Processing	12		(0.1)%	(0.1)%
Solid waste volume	573		0.3%	0.2%
Surcharges and other fees	10,447		6.3%	4.5%
Commodity price and volume	(1,009)		(0.6)%	(0.4)%
Acquisitions	3,076		1.8%	1.3%
Total solid waste operations	27,785		16.6%	11.9%
Resource Solutions operations:
Price	(9,273)		(13.9)%	(4.0)%
Volume	6,598		9.9%	2.9%
Surcharges and other fees	768		1.2%	0.3%
Acquisitions	2,690		4.0%	1.1%
Total Resource Solutions operations	783		1.2%	0.3%
Total Company	$28,568			12.2%

Components of capital expenditures (i) for the three months ended March 31, 2023 and 2022 are as follows:

	Three Months Ended March 31,
	2023	2022
Growth capital expenditures:
Post acquisition and development project	$1,090	$2,368
McKean Landfill rail capital expenditures	424	—
Other	1,396	767
Growth capital expenditures	2,910	3,135
Replacement capital expenditures:
Landfill development	1,462	1,560
Vehicles, machinery, equipment and containers	7,799	6,672
Facilities	4,055	1,145
Other	1,653	398
Replacement capital expenditures	14,969	9,775
Capital expenditures	$17,879	$12,910

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) post acquisition and development projects that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision as well as non-routine development investments that are expected to provide long-term returns and includes the capital expenditures required to achieve initial operating synergies and integrate operations; 2) McKean Landfill rail capital expenditures, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, replacement costs for equipment and other capital expenditures due to age or obsolescence, and capital items not defined as growth capital expenditures.